News Release

Mirion Technologies Appoints Dr. Sheila Rege, M.D. to Board of Directors, Replacing Mr. Christopher Warren

Atlanta, GA – September 19, 2022 – Mirion Technologies, Inc. (“Mirion,” “we” or the “Company”) (NYSE: MIR), a global provider of radiation detection, measurement, analysis and monitoring solutions to the medical, nuclear, defense, and research end markets, today announced that Dr. Sheila Rege, M.D. has been appointed to the Board of Directors, replacing Mr. Christopher Warren, who is stepping down.

Lawrence D. Kingsley, Chairman of Mirion’s Board of Directors said, “I am pleased to welcome Sheila to Mirion’s Board of Directors. She brings deep experience and a long track record of accomplishment in nuclear medicine and radiation oncology to Mirion’s Board. We are excited to have Sheila join us and believe that her diverse skill set and voice will be invaluable as Mirion aims to grow its Medical segment to at least 50% of total company revenue over time.”

“It is a great honor to have been appointed to Mirion’s Board of Directors,” said Dr. Rege. “I am a strong believer in Mirion’s mission and feel that the Company has strong growth prospects, especially within the Medical segment. I am excited to begin working alongside my fellow Board members and the management team to contribute to the Company’s future success.”

Dr. Rege is a board-certified radiation oncologist and the Founder and Chief Executive Officer of Northwest Cancer Clinic, a provider of radiation oncology and nuclear medicine services, which opened in 2012. Dr. Rege joins Mirion’s Board of Directors with over 30 years of experience in the field of nuclear medicine and radiation oncology. From 2007 to 2019, Dr. Rege sat on the Board of Directors of Physicians Insurance, serving as the Chair of the Nominating Committee and a member of the Compensation, Executive and CEO Succession Committees. Dr. Rege is the recipient of numerous awards and accolades including the American Medical Association Women Physician Section Inspiration Award in 2021, the Private Company Boardroom 2022 “Directors to Watch”, The American College of Radiation Oncology 2022 Sucha Asbell Mentorship Award, and has been recognized as a “Top Oncologist” by the Consumer Research Council of America in 2012. Dr. Rege received her B.A. from the University of California, Berkeley, and her M.D. from the University of California, Los Angeles.

“I would also like to thank Chris Warren for all of his contributions to Mirion’s Board,” continued Mr. Kingsley. “Chris and the Charterhouse team have been an incredibly supportive partner, playing a key role in Mirion’s growth journey since their initial investment in 2015. We wish Chris all the best in his future endeavors.”

Chris Warren stated, “I leave Mirion’s Board with a great deal of pride in the work we have been able to accomplish together. Since Charterhouse first acquired Mirion in 2015, the Company has undergone a strategic evolution through the expansion of its Medical segment, while delivering strong growth. I exit the Board at a point in Mirion’s history when the Company is experiencing strong order and demand momentum, supported by healthy and robust end markets. I believe the Company is in tremendous hands and am excited to see what the team will accomplish in the years to come.”

About Mirion
Mirion Technologies is a leading provider of detection, measurement, analysis and monitoring solutions to the nuclear, defense, medical and research end markets. The organization aims to harness its unrivaled knowledge of ionizing radiation for the greater good of humanity. Headquartered in Atlanta (GA – USA), Mirion employs around 2,800 people and operates in 13 countries. For more information, and for the latest news and content from Mirion, visit ir.mirion.com.

News Release

Contacts:
For investor inquiries:
Jerry Estes
ir@mirion.com
For media inquiries:
Matthew Maddox
mmaddox@mirion.com